UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2020

LUMINEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-30109	74-2747608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12212 Technology Blvd., Austin, Texas	78727
(Address of principal executive offices)	(Zip Code)

(512) 219-8020

Registrant’s Telephone Number, Including Area Code

None

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.001 par value	LMNX	The Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Issuance of 3.00% Convertible Senior Notes

On March 13, 2020, in connection with a previously announced private offering, Luminex Corporation (the “Company”) issued $260 million aggregate principal amount of 3.00% Convertible Senior Notes due 2025 (the “Notes”) in a private placement to certain institutional investors, each of which is both (i) qualified as an “accredited investor” as set forth in Rule 501(a)(1)-(3) and (7) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) a qualified institutional buyer (as defined in Rule 144A under the Securities Act) that is exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act. The Notes were issued pursuant to an Indenture (the “Indenture”) by and between the Company and Wilmington Trust National Association as the trustee (the “Trustee”). The sale of the Notes generated net proceeds of approximately $218.3 million after deducting estimated placement agent’s fees, the approximately $34.7 million net cost of the convertible note hedge and warrant transactions discussed below and estimated offering expenses payable by the Company.

The Company expects to use the remaining net proceeds for working capital and general corporate purposes. The Company also may use net proceeds to pursue strategic acquisitions of, or investments in, companies, technologies, products or assets that complement the Company’s business. Although the Company currently does not have binding commitments or agreements to enter into any potential material acquisitions or investments, the Company intends to continue to invest in its business through acquisitions of complementary businesses, technology licensing arrangements, strategic relationships, joint development agreements and other transactions to expand its product offerings and geographic presence in furtherance of its business growth strategy.

The Notes are:

•	the Company’s general unsecured, unsubordinated obligations;

•	senior in right of payment to all future indebtedness that is subordinated to the Notes;

•	equal in right of payment to all indebtedness that is not subordinated to the Notes;

•	structurally subordinated to the existing and future indebtedness and other liabilities of the Company’s subsidiaries, including trade payables;

•	effectively subordinated to all of the Company’s existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	initially limited to an aggregate principal amount of $260 million.

The Notes bear interest at a rate of 3.00% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2020. The Notes will mature on May 15, 2025, unless earlier repurchased, redeemed or converted.

Prior to the close of business on the business day immediately preceding November 15, 2024, the Notes will be convertible at the option of holders only upon the satisfaction of one or more of certain specified conditions. On or after November 15, 2014, until close of business on the second scheduled trading day preceding maturity, the Notes or any portion thereof will be convertible at the option of the holders at any time regardless of these conditions.

The initial conversion rate is 22.8918 shares of common stock of the Company per $1,000 principal amount of Notes, which is equal to an initial conversion price of approximately $43.68 per share. The conversion rate and corresponding conversion price will be subject to adjustment upon the occurrence of certain events, but will not be adjusted for any accrued and unpaid interest. The Company may satisfy its conversion obligation in cash, shares of its common stock or a combination of cash and shares of its common stock, at its election. In addition, in the event that certain corporate events occur prior to the maturity date, the Company will increase the conversion rate for a holder who elects to convert its Notes in connection with such a corporate event.

The Company may not redeem the Notes prior to maturity, and no sinking fund is provided for the Notes.

The Indenture does not limit the amount of debt (including secured debt) that may be issued by the Company or its subsidiaries under the Indenture or otherwise. Upon the occurrence of certain fundamental changes involving the Company, holders of the Notes may require the Company to repurchase for cash all or part of their Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. Other than restrictions relating to certain fundamental changes and consolidations, mergers or asset sales, the Indenture does not contain any financial covenants, and it does not restrict the Company from conducting significant restructuring transactions, paying dividends or issuing or repurchasing any of its other securities.

The events of default, which may result in the acceleration of the maturity of the Notes, include default in the payment of principal on the Notes, default in the payment of interest on the Notes when due and the continuance of such default for a period of 30 days, failure by the Company for 60 days after written notice from the Trustee or the holders of 25% principal amount of the Notes then outstanding to comply with any of the Company’s other agreements contained in the Notes or the Indenture, failure by the Company to comply with its conversion obligations upon exercise of a holder’s conversion right under the Indenture, failure to pay, bond or discharge certain judgments and certain events of bankruptcy or insolvency involving the Company or its significant subsidiaries.

If an event of default, other than an event of default involving bankruptcy or insolvency events with respect to the Company, occurs and is continuing, and in each and every such case, except for any Notes the principal of which shall have already become due and payable, either the Trustee by notice to the Company or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding by notice to the Company and to the Trustee may declare the principal amount of, and accrued and unpaid interest on, the Notes then outstanding, to be due and payable immediately. If an event of default involving bankruptcy or insolvency events with respect to the Company occurs and is continuing, then the principal amount of, and accrued and unpaid interest on, the Notes then outstanding shall become immediately due and payable without any notice or other action by any holder or the Trustee. Notwithstanding the foregoing, the Indenture provides that, to the extent the Company so elects, the sole remedy for an event of default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture consists exclusively of the right to receive additional interest on the Notes.

The Company offered and sold the Notes to certain persons who are both accredited investors (within the meaning of Rule 501 under the Securities Act) and qualified institutional buyers (as defined in Rule 144A under the Securities Act) in reliance on a private placement exemption from registration under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the investors in the subscription agreements executed in connection with the sale of the Notes.

The description of the Indenture and the Notes is qualified in its entirety by reference to the Indenture (and the form of Note included therein) filed as Exhibit 4.1 and Exhibit 4.2 to this Current Report on Form 8-K and incorporated herein by reference.

Convertible Note Hedge and Warrant Transactions

In connection with the sale of the Notes, on May 7, 2020, the Company entered into privately negotiated convertible note hedge transactions (the “Convertible Note Hedge Transactions”) with certain financial institutions (the “Option Counterparties”) related to the initial issuance of $260 million in aggregate principal amount of Notes. The Convertible Note Hedge Transactions cover, subject to customary anti-dilution adjustments substantially similar to those applicable to the Notes, the aggregate number of shares of the Company’s common stock that initially underlie the Notes and are expected generally to reduce or offset potential dilution to the Company’s common stock upon any conversion of Notes and/or offset any cash payments the Company is required to make in excess of the principal amount of converted Notes, as the case may be. The Company also entered into separate privately negotiated warrant transactions (the “Warrant Transactions”) with each of the Option Counterparties pursuant to which the Company issued warrants that will be exercisable into a number of shares of the Company’s common stock at a price per share equal to $69.89, subject to certain adjustments under the terms of the Warrant Transactions. The Warrant Transactions could separately have a dilutive effect on the Company’s common stock if the market value per share of the Company’s common stock exceeds the applicable strike price of the warrants. However, subject to certain conditions, the Company may elect to settle the warrants in cash. The Convertible Note Hedge Transactions and the Warrant Transactions are separate transactions, in each case, entered into by the Company with the Option Counterparties, and are not part of the terms of the Notes and will not affect any holder’s rights under the Notes. The Company used approximately $34.7 million of the net proceeds of the issuance of the Notes to pay the costs of the Convertible Note Hedge Transactions, after such cost was partially offset by the proceeds to the Company from the sale of the warrants in the Warrant Transactions.

The above description of the Convertible Note Hedge Transactions and the Warrant Transactions does not purport to be complete and is qualified in its entirety by reference to the terms of the forms of confirmations attached as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit Number	Description

4.1	Indenture dated as of May 13, 2020 between the Registrant and the Trustee.

4.2	Form of 3.00% Convertible Senior Note due 2025 (included in Exhibit 4.1).

10.1	Form of Confirmation of Convertible Note Hedge Transaction dated as of May 7 2020, between the Option Counterparties and the Registrant.

10.2	Form of Confirmation of Warrant Transaction dated as of May 7, 2020, between the Option Counterparties and the Registrant.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUMINEX CORPORATION

By:	/s/ Harriss T. Currie
Harriss T. Currie
Chief Financial Officer, Senior Vice President of Finance (Principal Financial Officer)

Date: May 13, 2020